ADMINISTRATIVE SERVICES AGREEMENT
                                 BY AND BETWEEN
                       AAL CAPITAL MANAGEMENT CORPORATION
                                       AND
                          AID ASSOCIATION FOR LUTHERANS

                              Dated August 28, 1996



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                                TABLE OF CONTENTS
                                                                           Page


         1.       Services. ...............................................  4
                  --------


         2.       Rate of Payment for the Services.........................  5
                  --------------------------------
                  2.1      Contract Price.   ..............................  5
                           --------------
                  2.2      Reimbursement for Expenses. ....................  5
                           ---------------------------

         3.       Employees. ..............................................  5
                  ---------

         4.       AALCMC's Use of the Services of Others. .................  5
                  ---------------------------------------

         5.       Ownership of Records. ...................................  5
                  --------------------

         6.       Reports to AAL or the Fund by AALCMC. ...................  6
                  ------------------------------------

         7.       Services to Other Clients. ..............................  6
                  -------------------------

         8.       Limitation of Liability of AALCMC. ......................  6
                  ---------------------------------

         9.       Term of Agreement. ......................................  7
                  ------------------

         10.      Termination of Agreement. ...............................  7
                  -------------------------

         11.      Miscellaneous............................................  8
                  --------------
                  11.1     Captions. ......................................  8
                           ---------
                  11.2     Interpretation. ................................  8
                           ---------------
                  11.3     Definitions. ...................................  8
                           -----------
                  11.4     Governing Law. .................................  8
                           -------------
                  11.5     Amendment. .....................................  8
                           ----------
                  11.6     Notices. .......................................  8
                           -------
                  11.7     Entire Agreement. ..............................  9
                           ----------------
                  11.8     Enforceability. ................................  9
                           --------------
                  11.9     Scope of Agreement.    .........................  9
                           -------------------

Schedule A        Portfolios of the AAL Variable Product Series Fund, Inc.
Schedule B        Services to be performed by AALCMC
Schedule C        Contract Price Accounting/Pricing Fee Schedule

                        ADMINISTRATIVE SERVICES AGREEMENT

         This ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made and entered into as of this twenty-eighth day of August, 1996 by and between AAL CAPITAL MANAGEMENT CORPORATION, ("AALCMC") a Delaware corporation and AID ASSOCIATION FOR LUTHERANS,
 ( "AAL") a  Wisconsin  corporation,  (collectively, the "Parties").

         WHEREAS, AAL is a fraternal benefit society organized under the laws of the State of Wisconsin engaged in the writing of life insurance, annuity contracts, and other insurance products; AAL serves as sponsor and depositor of AAL VARIABLE ANNUITY ACCOUNT I (the "Variable Account") a legally segregated asset account of AAL, established pursuant to the laws of the State of Wisconsin and registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (the "1940 Act"), to serve as a segregated investment account for the purpose of funding certain flexible premium deferred variable annuity certificates (the "Certificates") AAL and its Variable Account propose to offer for sale the Certificates, interests of which are registered with the Securities and Exchange Commission ("SEC") as securities under the Securities Act of 1933 (the "1933 Act"), the 1940 Act, and the laws of certain states.

         WHEREAS, AAL VARIABLE PRODUCT SERIES FUND, INC. (the "Fund") a Maryland Corporation, is a diversified open-end management investment company registered with the SEC under the 1940 Act and the Fund's shares are registered with the SEC under the 1933 Act; the Fund is a series type investment company, with each Portfolio having its own investment objectives, policies and restrictions; the Fund currently consists of five (5) portfolios identified in Schedule A attached hereto (each portfolio is hereinafter referred to singularly as the "Portfolio" and collectively as the "Portfolios").

         WHEREAS, AALCMC is a wholly-owned indirect subsidiary of AAL; AALCMC is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the "1934 Act") and with state securities authorities in all fifty (50) states; AALCMC is a member of the National Association of Securities Dealers, Inc. ("NASD") and is authorized to offer and sell mutual funds and variable insurance products; and AALCMC acts as the "DISTRIBUTOR" pursuant to that certain Principal Underwriting and

Servicing Agreement, dated November 23rd, 1994, by and between AAL and AALCMC, whereby AALCMC is the exclusive principal underwriter in a continuous offering of the Certificates.

         WHEREAS, the Fund appointed AAL to act as investment adviser to the Fund, with respect to the Portfolios, pursuant to that certain Investment Advisory Agreement, dated September 27, 1994, by and between the Fund and AAL; such Investment Advisory Agreement provides, in part, that (i) AAL as "Adviser" to the Fund, may engage at the Adviser's cost and under the Adviser's supervision, on behalf of the Fund or any Portfolio, the services of a Subadviser, or an agent to perform certain administrative services; and (ii) AAL shall administer the affairs of the Fund by providing, in part, the services of individuals competent to perform all of the Fund's executive, administrative, compliance and clerical functions where such services are not performed by or through the Fund's employees or other people or agents engaged by the Fund.

         WHEREAS, AAL desires AALCMC to render the services to the Fund in the manner and on the terms and conditions hereinafter set forth with respect to each of the Fund's Portfolios identified on Schedule A attached hereto, as modified from time to time by the mutual consent of the Parties.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.       Services.
AAL hereby engages AALCMC, and AALCMC accepts such engagement, to perform administrative, accounting and pricing services for AAL, on behalf of the Fund, as set forth in Schedule B, as the same may be modified from time to time by the mutual consent of the Parties. These services are to be performed according to the Fund Accounting Performance Standards as may be agreed to by the parties. AAL agrees that AALCMC shall have ready access to AAL's and the Fund's agents, books, records, financial information, management and resources, at such times and for such periods as AALCMC deems necessary to perform the Services.

2.       Rate of Payment for the Services.

         2.1      Contract Price.
         AAL agrees to pay AALCMC for the Services at such rate as set forth in Schedule C (the "Contract Price"). The Contract Price shall be payable monthly within ten (10) days of the date of invoice. The Contract Price shall be reviewed annually, or at such other times as agreed to by the Parties, and shall be modified by mutual consent of the Parties.

         2.2      Reimbursement for Expenses.

         Subject to AAL's prior approval, AALCMC may be paid by AAL for extraordinary expenses and costs incurred by AALCMC in the performance of services under this Agreement.

3.       Employees.
All personnel assigned by AALCMC to perform the Services will be employees of AALCMC or its affiliates. AALCMC will be considered for all purposes, an independent contractor, and it will not, directly or indirectly, act as an agent, servant or employee of AAL or the Fund, or make any commitments or incur any liabilities on behalf of AAL or the Fund, without AAL's prior written consent.

4.       AALCMC's Use of the Services of Others.
AALCMC may at its cost employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing to AAL, on behalf of the Fund, with such information or Services as it may deem necessary, appropriate or convenient for the discharge of AALCMC's obligations hereunder, or in the discharge of AALCMC's overall responsibilities with respect to the Services to be provided to AAL.

5.       Ownership of Records.
All records required to be maintained and preserved by AAL or the Fund, pursuant to the provisions of rules or regulations of the SEC under Section 31(a) of the 1940 Act, and maintained and preserved by

AALCMC on behalf of AAL or the Fund, are the property of AAL and will be surrendered by AALCMC to AAL promptly on request by AAL or the Fund.

6.       Reports to AAL or the Fund by AALCMC.
AALCMC shall provide AAL or the Fund, at such times as AAL or the Fund may reasonably require, with reports relating to the Services provided by AALCMC under this Agreement. Such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by AAL or the Fund.

7.       Services to Other Clients.
Nothing herein contained shall limit the freedom of AALCMC or any affiliated person of AALCMC to render investment advice or corporate administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

8.       Limitation of Liability of AALCMC.
         8.1 Neither AALCMC, nor any of its officers, directors, or employees, nor any person performing administrative or other functions for AAL in connection with AALCMC's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by AAL or the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or negligence in the performance of its or their duties on behalf of AAL or the Fund, or from reckless disregard by AALCMC or any such person of the duties of AALCMC under this Agreement.

         8.2 AALCMC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, natural or state emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

         8.3 In the event of a mechanical breakdown beyond its control, AALCMC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond AALCMC's control. AALCMC will make every reasonable effort to restore any lost or damaged data and the correcting of any errors resulting from such a breakdown will be at the expense of AALCMC. AALCMC agrees that it shall at all times have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of AAL shall be entitled to inspect AALCMC's premises and operating capabilities at any time during regular business hours of AALCMC, upon reasonable notice to AALCMC.

         8.4 The indemnification provided by this Section 8, includes any act, omission to act, or delay by AALCMC in reliance upon, or in accordance with, any written or oral instruction it receives from any duly authorized officer of AAL.

         8.5 AAL will notify AALCMC of any balancing or control error caused by AALCMC within three (3) business days after receipt of any reports rendered by AALCMC to AAL, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any Certificate Owner.

9.       Term of Agreement.
The term of this Agreement shall begin, with respect to any Portfolio of the Fund, on the date first above written, or the first offering of any additional Portfolio(s), if later. Once effective with respect to any Portfolio, this Agreement will continue in effect from year to year with respect to such Portfolio, subject to the termination provisions and all other terms and conditions hereof. AALCMC shall furnish to AAL promptly upon AAL's request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

10.      Termination of Agreement.
This Agreement may be terminated, with respect to each Portfolio, by either party hereto without the payment of any penalty, upon sixty (60) days prior written notice to the other party. This Agreement shall automatically and immediately terminate in the event of its assignment.

11.      Miscellaneous.

         11.1     Captions.
         The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         11.2     Interpretation.
         Nothing herein contained shall be deemed to require AAL or the Fund to take any action contrary to their respective Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which AAL or the Fund are subject or by which AAL or the Fund are bound, or to relieve or deprive the board of directors of AAL or the Fund of their respective responsibility for and control of the conduct of the affairs of AAL or the Fund.

         11.3     Definitions.
         Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         11.4     Governing Law.
         This Agreement shall be construed and governed by the laws of the state of Wisconsin.

         11.5     Amendment.
         This Agreement, including the Schedules hereto, may be amended by mutual consent of the Parties.

         11.6     Notices.

         All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party or when deposited in the United States Mail, certified or registered mail, postage prepaid, return receipt requested, and addressed to the principal place of business of such party, unless and until any of such Parties notifies the other Parties to this Agreement, Parties in accordance with this section, of a change of address.

         11.7     Entire Agreement.
         This Agreement together with the Schedules hereto constitutes the entire Agreement between AAL and AALCMC with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior negotiations, agreements and undertakings between the Parties with respect to the subject matter stated herein.

         11.8     Enforceability.
         The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions of this Agreement.

         11.9     Scope of Agreement.
         If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever, to prevent enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the Parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not hereby fail, but that the scope of such provisions shall be limited only to the extent necessary to conform to the law.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

AID ASSOCIATION FOR LUTHERANS ("AAL")

By:  /s/ John O. Gilbert
     --------------------------------------------
     John O. Gilbert
     President and Chief Operating Officer


By:  /s/ Carl J. Rudolph
     --------------------------------------------
     Carl J. Rudolph
     Vice President and Controller


By:  /s/ Woodrow E. Eno
     --------------------------------------------
     Woodrow E. Eno
     Secretary and General Counsel

AAL CAPITAL MANAGEMENT CORPORATION ("AALCMC")


By:  /s/ H. Michael Spence
     --------------------------------------------
     H. Michael Spence
     President


By:  /s/ Terrance P. Gallagher
     --------------------------------------------
     Terrance P. Gallagher
     Senior Vice President and Chief Financial Officer

                                   SCHEDULE A

Portfolios of the AAL Variable Product Series Fund, Inc.

The AAL Variable Product Large Company  Stock Portfolio

The AAL Variable Product Small Company  Stock Portfolio

The AAL Variable Product Bond Portfolio

The AAL Variable Product Balanced Portfolio

The AAL Variable Product Money Market Portfolio

                                           SCHEDULE B


Services to be performed by AALCMC:

1.       Portfolio Accounting Services.
AALCMC shall provide the following portfolio accounting and reporting services for each Portfolio covered by this Agreement.

         1.1 Maintain daily portfolio records for each Portfolio on a trade date basis using security trade information obtained by AAL, as Investment Adviser to the Fund;

        1.2 On each business day record the prices of the Portfolio positions from a source approved by the Fund's Board of Directors;

         1.3 Record interest and dividend accrual balances each business day on the securities of each Portfolio and calculate and record each Portfolios' gross earnings on investments for that day;

         1.4 Determine gains and losses on Portfolio securities' sales on a daily basis for each Portfolio and identify such gains and losses as short-short, short or long-term. Account for periodic distributions of gain to Certificate Owners of each Portfolio and maintain undistributed gain or loss balances as of each business day; and

         1.5  Provide  each  Portfolio  with  Portfolio-based   reports  on  the
         foregoing on a periodic basis as mutually agreed upon between AAL and AALCMC.

2.       Expense Accrual.
AALCMC shall provide accounting and reporting services relating to the accrual of expenses as described below for each Portfolio of the Fund covered by this
Agreement:

         2.1 On each business day, calculate the amounts of expense accrual for each Portfolio according to the methodology, rate or dollar amount specified by AAL;

        2.2 Account for expenditures and maintain expense accrual balances for each Portfolio at a level of accounting detail specified by AAL;

        2.3 Conduct periodic expense accrual reviews for each series as requested by AAL comparing actual expenses to accrual amounts; and

         2.4 Issue periodic reports for each Portfolio detailing expense accruals and payments at the times requested by AAL.

3.       Valuation and Financial Reporting Services.
AALCMC shall provide accounting and reporting services relating to the net asset value of each Portfolio of the Fund covered by this Agreement as described below:

         3.1 Account for purchases, sales, exchanges, transfers, dividend reinvestment and other activity relating to the shares of each Portfolio as reported by the Fund's Transfer Agent on a daily basis;

        3.2 Provide AAL, as Investment Adviser, with a daily report of cash reserves available for short-term investing;

        3.3  Record  daily  the  net  investment   income  (earnings)  for  each
        Portfolio. Account for periodic distributions of earnings to Certificate Owners of each

        Portfolio and maintain undistributed net investment income balances as of each business day;

         3.4 Maintain a general ledger for each Portfolio in the form specified by AAL and produce a set of financial statements for each Portfolio as requested from time to time by AAL;

         3.5 On each  business day of the Fund  determine the net asset value of
         each  Portfolio  in  accordance   with  the  accounting   policies  and
         procedures described in the current Prospectus of the Fund;

         3.6 On each business day of the Fund, calculate the per share net asset value, per share net earnings and other per share amounts reflective of the operations of each Portfolio on the basis of the number of shares outstanding as reported by the Transfer Agent;

         3.7 Issue daily reports detailing such per share information of each Portfolio to such persons (including the Transfer Agent and the Investment Adviser (AAL) and the distributor (AALCMC)), as directed by AAL;

         3.8 Issue to AAL, monthly reports that document the adequacy of the accounting detail necessary to support month-end ledger balances for each Portfolio; and

4.       Tax Accounting Services.
AALCMC shall provide the following tax accounting services for each Portfolio of the Fund covered by this Agreement:

         4.1 Maintain tax accounting records for the investment portfolio of each Portfolio necessary to support Internal Revenue Service tax reporting requirements for regulated investment companies;

        4.2 Maintain tax lot detail for the investment portfolio of each Portfolio;

        4.3 Calculate taxable gains and losses on sales of Portfolio securities for each Portfolio using the tax cost basis defined for the particular Portfolio;

         4.4 Issue reports to the Transfer Agent of each Portfolio detailing the taxable components of income and capital gains distributions as necessary to assist such Transfer Agent in issuing reports to AAL and the Certificate Owners; and

         4.5 Provide any other reports relating to tax matters for each Portfolio as reasonably requested from time to time by AAL.

                                           SCHEDULE C

Contract Price
Accounting/Pricing Fee Schedule

Pursuant to Section 2.1, the "Contract Price" shall be determined annually. For the year beginning September 1, 1996 the annual rate will be Thirty-Five Thousand dollars ($35,000) for each Portfolio.

                         1996-1997 FUND ACCOUNTING PERFORMANCE STANDARDS

         The following is a listing of the fund accounting activities performed on a daily or periodic basis by AAL Capital Management Corporation, that will be specifically identified to measure the quality and timeliness of the fund accounting services provided to AAL by AALCMC pursuant to the Administrative Services Agreement between the parties dated August 28, 1996.

         Daily:

         1. Supply the daily cash availability report to the AAL Investment Department in good form by 8:30 A.M. CST each business day.

         2.       Meet all industry and SEC guidelines and standards related to:
                  A.      Accounting for the daily portfolio trading activities.
                  B.      Update the general ledger accounts for each portfolio.

         3. Supply the NAV proof report to AAL accounting by 8:00 A.M. the next business day.

         4.    Obtain the daily fund prices in a timely manner from IDC, by 4:00
               P.M.

         5. Calculate an accurate daily fund NAV by 4:30 P.M. each business day.

         6. Communicate each fund's NAV to Continuum Vantage the transfer agent by 5:00 P.M. each business day.

         Periodic: 1. Supply the month-end trial balances and the two sets of the Portfolio Analysis for each fund to AAL accounting by the first business day of the following month.

         2. Supply the Semi-Annual and Annual financial statements and each corresponding schedule of investments for all the funds by the fifteenth day of the following month.

         3. Supply the monthly SEC Yield Calculation for the Bond and Balanced portfolios to AAL accounting by the first business day of the next month.

         4. Supply the weekly Money Market portfolio amortized cost versus market value analysis report to AAL accounting by the next business day.

         5. Supply other accounting information to AAL as requested in a timely manner.